As filed with the Securities and Exchange Commission on March 13, 2009
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STANDARD MICROSYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	11-2234952 (I.R.S. Employer Identification Number)

80 Arkay Drive

Hauppauge, New York 11788

(631) 435-6000

(Address of Registrant’s Principal Executive Offices)

SMSC 401(k) SAVINGS PLAN

(Full Title of the Plan)

Walter Siegel, Esq.

Standard Microsystems Corporation

80 Arkay Drive

Hauppage, New York 11788

(631) 434-2904

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Robert J. Raymond, Esq.

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to be registered (3)	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
SMSC 401(k) Savings Plan	Common Stock, par value $.10 per share	1,000,000	$14.04	$14,040,000	$552
TOTAL		1,000,000		$14,040,000	$552

(1)

Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the SMSC 401(k) Savings Plan (the “Plan”) as a result of stock splits, stock dividends or similar adjustments of the outstanding shares of common stock (“Shares”) of Standard Microsystems Corporation (the “Registrant”).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to the Shares issuable pursuant to the Plan and based upon the average of the high and low prices of a Share as reported on the NASDAQ on March 9, 2009.

(3)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

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PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)            The Registrant’s Annual Report on Form 10-K, relating to the fiscal year ended February 29, 2008, filed with the Commission on April 29, 2008;

(ii)           The Plan’s Annual Report on Form 11-K, filed with the Commission on June 30, 2008;

(iii)         The description of the Shares contained in the Corporation’s registration statement on Form 8-A, filed September 21, 1973, Registration Statement on Form 8-A, filed January 12, 1989, and Registration Statement on Form 8-A filed January 15, 1998, File No. 0-7422;

(iv)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration document referred to in (i) above.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Not applicable

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Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power to indemnify any person sued or threatened to be sued as a director, officer, employee or agent of the corporation, or of another corporation if that person is serving at the request of the indemnifying corporation, in non-derivative suits for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation. In the case of criminal actions and proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses, actually and reasonably incurred in connection with the defense or settlement of the action is authorized in stockholder derivative suits where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the indemnifying corporation and so long as he had not been found liable to the indemnifying corporation. Even in this latter instance, the court may determine that in view of all the circumstances the person is entitled to indemnification for the expenses that the court deems proper. A person sued as a director or officer of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

The Registrant’s By-laws include the indemnification provisions excerpted below:

4. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful....

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant maintains directors’ and officers’ liability insurance for all its directors and officers.

All directors and certain officers of the Registrant have entered into an indemnity agreement (the “Indemnity Agreements”) with the Registrant. The Indemnity Agreements describe the substantive and procedural rights of the above individuals to seek indemnity from the Registrant in the event any of them is or will be involved as a party or otherwise to a legal proceeding because any of them is or was a director or officer of the Registrant. The Indemnity Agreement generally provides that the Indemnitees will be indemnified to the fullest extent permitted by applicable law. The Agreement generally excludes from its indemnification provisions proceedings initiated against the Registrant by the Indemnitee. This description of the Indemnity Agreement is qualified in its entirety by the form of the Indemnity Agreement, which is an exhibit to the Registrant’s 8-k filed on November 23, 2005.

The Plan contains the following language regarding indemnification of the individuals appointed by the Company to supervise the administration of the Plan (the “Committee”) and the Trustee:

14.3        Indemnification. The Company shall indemnify and hold the Committee and each member thereof harmless against any liability it or he may incur as a result of acting as the Employer's agent in the administration of the Plan, except each member of the Committee shall be individually liable for his own willful misconduct. The Committee and any member thereof shall be fully protected in any action prudently taken in good faith when relying upon any opinion, report or advice which shall be furnished to it by the accountants, actuaries, attorneys, consultants, and other professional advisors selected by the Company.

20.2        Trustee(s) Not Liable in Administration of the Trust. The Trustee(s) shall not (except as may be otherwise provided in Section 405 of ERISA) be held responsible for any loss to the Trust, a Participant or a Beneficiary resulting from a breach of duty committed by any other fiduciary or party-in-interest unless the Trustee(s) had knowledge of or participated in any such breach of duty. The Company agrees to indemnify and to hold the Trustee(s) harmless from any liability in the administration of the Trust, unless arising from the Trustees' own negligence or willful misconduct. The Trustee(s) shall not (except as may be required by law) give any bond or other security for the faithful performance of its duties under this Plan.

20.5        Not Required to Participate in Litigation. The Trustee(s) shall not be required to participate in any litigation either for the collection of monies or other property due the Trust, or in defense of any claim against the Trust unless the Trustee(s) shall have been indemnified to its satisfaction against all expense and liability to which the Trustee(s) might become subject; but upon the written directions of the Company, the Trustee(s) may compromise, settle, or adjust claims arising out of any insurance company contracts.

Item 7. Exemption From Registration Claimed.

Not applicable

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Certificate of Incorporation of Standard Microsystems Corporation, as amended and restated.

4.2	Bylaws of Standard Microsystems Corporation, as amended and restated.

4.3	SMSC 401(k) Savings Plan, as amended

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton, as to the legality of the issuance of the Shares offered hereby.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.

23.2	Consent of Crowe Horwath LLP, Independent Auditors for the Plan.

23.3	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).

24.1	Power of Attorney

Pursuant to Item 8(b) of Part II of Form S-8, the undersigned Registrant hereby undertakes that it has, both in the past and currently, submitted the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and it has in the past, and will currently, make all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, New York on the 13th day of March, 2009.

Standard Microsystems Corporation

By:	/s/ Kris Sennesael
Name:	Kris Sennesael
Titles:	Vice President & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 13th day of March, 2009.

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Walter Siegel and Chris King with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title
/s/ Christine King Christine King	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kris Sennesael Kris Sennesael	Vice President & Chief Financial Officer (Principal Financial Officer)
/s/ Joseph Durko Joseph Durko	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
/s/ Steven J. Bilodeau Steven J. Bilodeau	Director
/s/ Andrew M. Caggia Andrew M. Caggia	Director
/s/ Timothy P. Craig Timothy P. Craig	Director
/s/ Peter F. Dicks Peter F. Dicks	Director

/s/ James A. Donahue James A. Donahue	Director
/s/ Ivan T. Frisch Ivan T. Frisch	Director
/s/ Kenneth Kin Kenneth Kin	Director
/s/ Stephen C. McCluski Stephen C. McCluski	Director

The SMSC 401(k) Savings Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf, thereunto duly authorized, in the City of Hauppage, New York on this 13th day of March, 2009.

The SMSC 401(k) Savings Plan

By:	/s/ Kris Sennesael
Name:	Kris Sennesael
Titles:	A member of the Section 401(k) Committee, as Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Certificate of Incorporation of Standard Microsystems Corporation, as amended and restated.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q for the fiscal quarter ended August 31, 2006 filed on October 6, 2006.
4.2	Bylaws of Standard Microsystems Corporation, as amended and restated.	Incorporation by reference to Exhibit 3.1 to the Registrant’s Form Current Report on Form 8-K filed on April 10, 2002.

4.3	SMSC 401(k) Savings Plan, as amended	Filed herewith

5.1	Opinion of Cleary, Gottlieb, Steen & Hamilton, as to the legality of the issuance of the Shares offered hereby.	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.	Filed herewith

23.2	Consent of Crowe Horwath LLP, Independent Auditors for the Plan.	Filed herewith

23.3	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 5.1).	Included in Exhibit 5.1

24.1	Power of Attorney	Included on signature pages